                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION


        This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of December 21, 2000, by and among Discovery Partners International, Inc., a Delaware corporation ("Parent"), SI Acquisition Corporation, an Arizona corporation and a wholly-owned subsidiary of Parent ("Acquisition Co."), Systems Integration Drug Discovery Company, Inc., an Arizona corporation (the "Company") Bruce Seligmann and Karen Junghans, Trustees of the Seligmann-Junghans Family Trust U/A/D July 9, 1999, Colin Dalton and Melvin Reisinger, Jr. (collectively, the "Principal Stockholders") and, solely with respect to Article VIII hereof, High Throughput Genomics, Inc., a Delaware corporation ("HTG").

                                    RECITALS

        A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Arizona Business Corporation Act (the "Arizona Law"), Parent and the Company will enter into a business combination transaction pursuant to which Acquisition Co. will merge with and into the Company (the "Merger").

        B. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

        C. The Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

        D. Parent, Acquisition Co. and the Company desire to make certain representations and warranties and other agreements in connection with the Merger.

        E. Concurrent with the execution of this Agreement, as a material inducement to Parent and Acquisition Co., the Principal Stockholders, Aurora BioSciences Corporation and certain other persons are entering into voting agreements in the forms attached hereto as Exhibits A-1 and A-2 hereto.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



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                                    ARTICLE I

                                   DEFINITIONS

        1.1 DEFINED TERMS. As used in this Agreement, the following defined terms have the meanings indicated below:

        "Acquisition Co." has the meaning set forth in the first paragraph of this Agreement.

        "Actions or Proceedings" means any action, suit, proceeding, arbitration, Order (as defined below), inquiry, hearing, or other litigation (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority (as defined below).

        "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

        "Affiliated Group" means a group of corporations with which the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

        "Affiliated Period" means any period in which the Company was a member of an Affiliated Group.

        "Agreement" has the meanings set forth in the first paragraph of this Agreement and in Section 2.2.

        "Arizona Law" has the meaning set forth in the first recital of this Agreement.

        "Articles of Merger" has the meaning set forth in Section 2.2.

        "Assets and Properties" and "Assets or Properties" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

        "Benefit Plan" means any Plan established, arranged or maintained by the Company or any corporate group of which the Company is or was a member, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, and under which any employee, officer, director or former employee, officer or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

        "Books and Records" of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer's hard drive or on



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floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

        "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California or the State of Arizona are authorized or obligated to close.

        "Cash Consideration" has the meaning set forth in Section 2.6(a).

        "Closing" has the meaning set forth in Section 2.10(a).

        "Closing Date" has the meaning set forth in Section 2.10(a).

        "Code" means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

        "Combichem Business" means the Company's combinatorial chemistry business.

        "Company" has the meaning set forth in the first paragraph of this Agreement.

        "Company Common Stock" has the meaning set forth in Section 3.2(a) of this Agreement.

        "Company Disclosure Schedule" means the disclosure schedule attached hereto which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by
Article III.

        "Company Financial Statements" means (i) the audited consolidated balance sheets of the Company and the related audited consolidated statements of income and retained earnings for the fiscal periods ended December 31, 1999 and December 31, 1998, and (ii) the Interim Financial Statements.

        "Company Indebtedness" means all obligations and liabilities created, issued, or incurred by the Company for borrowed money, including, without limitation, bank loans, mortgages, notes payable, capital lease obligations, guarantees of indebtedness of others, and all principal, interest, fees, prepayment penalties or amounts due or owing with respect thereto; and all liabilities and obligations with respect to the other indebtedness and similar obligations with respect to the matters set forth on Schedule 1.1 hereto which by their inclusion thereon shall be deemed "Company Indebtedness."

        "Company Preferred Stock" has the meaning set forth in Section 3.2(a).

        "Company Stockholders" means the holders of Outstanding Common Stock, including the Principal Stockholders and the holders of Outstanding Preferred Stock.

        "Company Stock Option Plan" means the Employee Stock Option Plan dated April 11, 1997, as amended and restated December 7, 1999, as amended and restated July 28, 2000.



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        "Consortium Agreements" shall mean (1) the Research and Development
Agreement between the Company and Asahi Chemical Industry Co., Ltd. effective June 1, 1997; (2) the Research and Development Agreement between the Company and Kirin Brewery Co. effective February 1, 1998; (3) the Research and Development Agreement between the Company and NPS Pharmaceuticals, Inc. effective July 16, 1997, as amended by the First Amendment effective September 5, 1997, the Second Amendment effective January 30, 1998 and the Third Amendment effective December 14, 1999; and (4) the Research and Development Agreement between the Company and COR Therapeutics, Inc. effective August 19, 1998.

        "Convertible Company Securities" has the meaning set forth in Section 3.2(b).

        "Copyrights" has the meaning set forth in the definition of "Intellectual Property."

        "Damages" has the meaning set forth in Section 8.2(a).

        "Defined Benefit Plan" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

        "Dissenting Shares" has the meaning set forth in Section 2.7.

        "Dissenting Stockholder" has the meaning set forth in Section 2.7.

        "Effective Time" has the meaning set forth in Section 2.2.

        "Encumbrances" means any mortgage, pledge, assessment, security interest, deed of trust, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the Department of Treasury and Department of Labor regulations promulgated thereunder.

        "ERISA Affiliate" means any entity which is a member of a "controlled group of corporations" or which is or was under "common control" with the Company as defined in Section 414 of the Code.

        "Escrow Agent" has the meaning set forth in Section 2.6(c).

        "Escrow Agreement" has the meaning set forth in Section 2.6(c).

        "Escrow Period" has the meaning set forth in Section 8.3.

        "Final Date" has the meaning set forth in Section 7.1(b).

        "GAAP" means United States generally accepted accounting principles, as currently in effect.

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.



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        "HTG" has the meaning set forth in the first paragraph of this
Agreement.

        "HTG Business" has the meaning set forth in Section 2.10(b) (x).

        "HTG Consideration" has the meaning set forth in Section 2.6(a).



        "HTG Liabilities" means any and all liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including but not limited to Tax liability), related directly or indirectly to HTG, the HTG Business or the spin-off of the HTG Business by the Company (including any and all Tax liabilities of or attributable to the Company as a result of such spin-off or the failure of the HTG Consideration to be distributed in accordance herewith), including, without limitation, such liabilities set forth on Schedule 2.10(b)(x) attached hereto.

        "Indemnity Escrow Fund" has the meaning set forth in Section 2.6(c).

        "Intellectual Property" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto; (ii) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (collectively, "Patents"); (iii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, "Trademarks"),
(iv) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith and mask works and all applications, registrations and renewals in connection therewith (collectively, "Copyrights");
(v) trade secrets and confidential business information (including without limitation, product specifications, data, know-how, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans), however documented; (vi) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vii) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (viii) any and all information concerning the business and affairs of a Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; (ix) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (x) all industrial designs and any registrations and applications therefor; (xi) all databases and data collections and all rights therein (items (v)-(xi) shall be referred to as "Trade Secrets and Other Proprietary



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

Information"); and (xii) any similar or equivalent rights to any of the foregoing anywhere in the world.

        "Interim Financial Statements" means the unaudited balance sheet and the related unaudited statement of income and retained earnings for each of: (i) the Combichem Business division; (ii) the HTG Business division (including HTG) and
(iii) the Company, in each case for the eleven (11) month period ended November 30, 2000.

        "Knowledge Group" means the executive officers (being Bruce Seligmann, Richard Neale, Constance Junghans and Arthur Elliott) and directors of the Company.

        "Knowledge of the Company" or "Known to the Company" means the actual knowledge of any executive officer (being Bruce Seligmann, Richard Neale, Constance Junghans and Arthur Elliott) or director of the Company, in each case after reasonable inquiry and investigation.

        "Lease" has the meaning set forth in Section 3.14.

        "Letter of Transmittal" has the meaning set forth in Section 2.8.

        "Material Adverse Effect" means, for any Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, Assets and Properties, liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby; provided, however, that the term "Material Adverse Effect" shall not include any effect attributable to general economic changes or general changes in the industry in which the Person is engaged.

        "Merger" has the meaning set forth in the first recital of this Agreement.

        "NeoGen" means NeoGen, L.L.C., an Arizona limited liability company.

        "NeoGen Agreement" means the Technology License Agreement between the Company and NeoGen dated November 24, 1997.

        "NeoGen Option" means the option to purchase 300,000 shares of Company Common Stock granted to NeoGen, pursuant to the NeoGen Agreement.

        "NeoGen Price" has the meaning set forth in Section 2.6(a).

        "NeoGen Release" has the meaning set forth in Section 2.6(a).

        "Non-Competition Agreement" has the meaning set forth in Section 2.10(b)(iii).

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "Ordinary Course of Business" means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.



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        "Outstanding Common Stock" has the meaning set forth in Section 2.6(a).

        "Outstanding Preferred Stock" has the meaning set forth in Section
2.6(a).

        "Outstanding Vested Options" has the meaning set forth in Section
2.6(a).

        "Parent" has the meaning set forth in the first paragraph of this Agreement.

        "Parent Group" has the meaning set forth in Section 8.2(a).

        "Participating Securities" means the Outstanding Common Stock, the Outstanding Vested Options, the NeoGen Option and the Outstanding Preferred Stock.

        "Patents" has the meaning set forth in the definition of "Intellectual Property."

        "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

        "Permitted Encumbrance" means (a) any Encumbrance for Taxes not yet due or delinquent, (b) any Encumbrance for Taxes assessments and other charges or claims with respect to Taxes, the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (c) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Company as it is currently conducted, (d) mechanic's and materialmen's liens for construction or alterations in progress, (e) statutory liens of landlords and workmen's, repairmen's warehousemen's and carrier's liens arising in the Ordinary Course of Business, (f) requirements incurred or other Encumbrances relating to deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other similar statutory requirements and (g) Encumbrances constituted by the terms of the Lease.

        "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

        "Pre-Closing Period" has the meaning set forth in Section 8.2(e)(i).

        "Preferred Cash Price" has the meaning set forth in Section 2.6(a).



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        "Preferred HTG Shares" has the meaning set forth in Section 2.6(a).

        "Preferred Stock Consideration" has the meaning set forth in Section 2.6(a).

        "Principals Indemnity Fund" has the meaning set forth in Section 8.2(a)(ii).

        "Principal Stockholders" has the meaning set forth in the first paragraph of this Agreement.

        "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

        "Reisinger Escrow Agreement" has the meaning set forth in Section
2.6(c).

        "Reisinger Escrow Fund" has the meaning set forth in Section 2.6(c).

        "Release" has the meaning set forth in Section 2.10(b)(vi).

        "Securities Act" means the Securities Act of 1933 as amended, and the rules and regulations promulgated thereunder.

        "Securityholder Representative" has the meaning set forth in Section
2.9.

        "Seligmann Trust" means Bruce Seligmann and Karen Junghans, in their capacities as Trustees of the Seligmann-Junghans Family Trust U/A/D July 9, 1999.

        "Software" has the meaning set forth in Section 3.15(j).

        "Securities Certificates" has the meaning set forth in Section 2.8.

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign),
(ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

        "Tax Losses" has the meaning set forth in Section 8.2(e).



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        "Tax Return" means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

        "Third Party Expenses" has the meaning set forth in Section 5.6.

        "Trademarks" has the meaning set forth in the definition of "Intellectual Property."

        "Trade Secrets and Other Proprietary Information" has the meaning set forth in the definition of "Intellectual Property."

        "Unvested Company Stock Options" means all options to purchase Company Common Stock under the Company Stock Option Plan which are unvested as of the date of this Agreement.

        1.2 CONSTRUCTION OF CERTAIN TERMS AND PHRASES. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or;" and (f) "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE II

                                   THE MERGER

        2.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Arizona Law, Acquisition Co. shall be merged with and into the Company, the separate corporate existence of Acquisition Co. shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        2.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the plan of merger (which may be a copy of this Agreement) and articles of amendment and merger in the form required by the Arizona Law (the "Articles of Merger") with the Arizona Corporation Commission, in accordance with the relevant provisions of the Arizona Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Articles of Merger) being the "Effective Time") as soon as practicable on the Closing Date. Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Articles of Merger. After the filing of the Articles of Merger, the parties hereto shall cause the Articles of Merger to be published and an affidavit thereof to be filed with the Arizona Corporation Commission, as required by the Arizona Law.



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        2.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the
Merger shall be as provided in this Agreement and the applicable provisions of the Arizona Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Co. shall vest in the Surviving Corporation, and all the debts, liabilities, obligations and duties of the Company and Acquisition Co. shall become the debts, liabilities, obligations and duties of the Surviving Corporation. The Surviving Corporation shall become a wholly-owned subsidiary of Parent.

        2.4 CERTIFICATE OF INCORPORATION; BYLAWS.

                (a) At the Effective Time, the Articles of Incorporation of Acquisition Co. shall be the Articles of Incorporation of the Surviving Corporation, except that: (i) Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Systems Integration Drug Discovery Company, Inc."; (ii) Article IV regarding the initial Board of Directors shall be deleted; and (iii) Article VII regarding the incorporator shall be amended to list the original incorporator(s) of the Company.

                (b) At the Effective Time, the Bylaws of Acquisition Co. shall be the Bylaws of the Surviving Corporation, except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be "Systems Integration Drug Discovery Company, Inc."

        2.5 DIRECTORS AND OFFICERS. The directors of Acquisition Co. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of Acquisition Co. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until their successors are duly elected or appointed or qualified.

        2.6 EFFECT ON CAPITAL STOCK/MERGER CONSIDERATION.

                (a) Participating Securities.

                        (i) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding Common Stock"), other than Dissenting Shares, shall be canceled and automatically converted into the right to receive, upon surrender of the certificates representing such shares and a Letter of Transmittal, a ratable portion of Twelve Million Dollars ($12,000,000) (the "Cash Consideration") and of the outstanding shares of common stock of HTG held by the Company (the "HTG Consideration"), subject to the following adjustments:

                                (1) after giving effect to Section 2.6(c) regarding the Indemnity Escrow Fund and the Reisinger Escrow Fund, after satisfying Section 5.6 regarding Third Party Expenses, and after satisfying the condition set forth in Section 6.3(h) regarding the Company Indebtedness;



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                                (2)     after taking into account the
                                        entitlements of the Outstanding Vested
                                        Options holders as provided in (ii)
                                        below;

                                (3)     less the NeoGen Price; and

                                (4)     less the Preferred Stock Price.

                        At the Effective Time, all rights in respect of such Outstanding Common Stock shall cease to exist, other than the right to receive the Cash Consideration, and all such shares shall be cancelled and retired.

                        (ii) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each vested option to purchase Company Common Stock under the Company Stock Option Plan issued and outstanding immediately prior to the Effective Time including, without limitation, the Unvested Company Stock Options, after taking into account their acceleration as required pursuant to Section 6.3(i) hereto (collectively, the "Outstanding Vested Options"), shall be cancelled and all rights thereof shall cease to exist (or the Outstanding Vested Options shall be deemed exercised and the underlying common stock shall cease to exist), except the right to receive, upon surrender of the certificate representing such options, the same ratable portion of the Cash Consideration and HTG Consideration as provided under subsection (i) above, less a cash amount equal to the aggregate exercise price of each such option.

                        (iii) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, the NeoGen Option shall be cancelled and terminated by agreement between the Company and NeoGen in form and substance satisfactory to Parent and its counsel acting reasonably and in good faith (the "NeoGen Release") pursuant to which all rights of NeoGen with respect to the NeoGen Option as against the Company shall cease to exist, except the right to receive the same ratable portion of the Cash Consideration as provided under subsection (i) above, less a cash amount equal to $450,000 (being the aggregate exercise price of the NeoGen Option) (the "NeoGen Price"). For greater certainty, NeoGen shall have no entitlement to any portion of the Indemnity Escrow Fund.

                        (iv) At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (the "Outstanding Preferred Stock") shall be cancelled and all rights thereof shall cease to exist, except the right to receive, upon surrender of the certificates representing such Outstanding Preferred Stock, $750,000 in cash (the "Preferred Cash Price") and 100,000 shares of common stock of HTG (the "Preferred HTG Shares"; together with the Preferred Cash Price, the "Preferred Stock Consideration"). For greater certainty the holder of the Company Preferred Stock shall have no entitlement to any portion of the Indemnity Escrow Fund.

                (b) Actions at the Effective Time. At the Effective Time:

                        (i) Except for Dissenting Shares and the securities referred to in Section 2.6(b)(ii) below, each share of Outstanding Common Stock will automatically, by virtue



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

of the Merger and without any action on the part of the holder thereof, be canceled and converted into a right to receive from Parent the Cash Consideration and from the Company the HTG Consideration, in the amount as determined pursuant to this Section 2.6.

                        (ii) Each share of Company Common Stock held in the treasury of the Company shall be canceled and retired without payment of any consideration therefor.

                        (iii) Each Outstanding Vested Option will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted (or be deemed exercised and the underlying common stock cancelled and converted) into a right to receive from Parent the Cash Consideration and from the Company the HTG Consideration, in the amount as determined pursuant to this Section 2.6, less any and all applicable Tax withholdings.

                        (iv) The NeoGen Option will automatically, by virtue of the Merger and without any further action on the part of the holder thereof, be canceled and converted into a right to receive from Parent the Cash Consideration, in the amount of the NeoGen Price.

                        (v) Each share of Outstanding Preferred Stock will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into a right to receive from Parent the Preferred Cash Price and from the Company the Preferred HTG Shares.

                        (vi) Each outstanding share of common stock of Acquisition Co. shall be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.

                (c) Cash Consideration Escrow Holdback/Reisinger Escrow Fund.

                        (i) At the Closing, Parent shall withhold Two Million Dollars ($2,000,000) (the "Indemnity Escrow Fund") from the Cash Consideration payable by Parent to the holders of Outstanding Common Stock and the holders of Outstanding Vested Options as a holdback for any indemnity claims that Parent may have hereunder. The Indemnity Escrow Fund shall be deposited in escrow for a period of eighteen (18) months following the Closing Date in accordance with the terms and provisions hereof and an Escrow Agreement among Parent, the Securityholder Representative (as defined in Section 2.9 below) the Surviving Corporation and Wells Fargo Corporate Trust Services (the "Escrow Agent") in a form to be negotiated among the parties acting reasonably and in good faith (the "Escrow Agreement").

                        (ii) At the Closing, Parent shall withhold $90,000 (the "Reisinger Escrow Fund") from the Cash Consideration payable by Parent to the holders of Outstanding Common Stock and the holders of Outstanding Vested Options to satisfy any obligations or liabilities of the Company under Section 2 of that certain Settlement Agreement dated December 21, 2000 by and between the Company and Melvin Reisinger, Jr. The Reisinger Escrow Fund shall be deposited in escrow in accordance with the terms and provisions hereof and an escrow agreement among Parent, the Securityholder Representative and the Escrow Agent in a form to be negotiated among the parties acting reasonably and in good faith (the "Reisinger Escrow Agreement").

        2.7 DISSENTERS' RIGHTS. Any of the Outstanding Common Stock and other capital stock that has not been voted for approval of this Agreement and with respect to which a demand for payment and appraisal has been properly made in accordance with the Arizona Law, as applicable ("Dissenting Shares"), will not be converted into the right to receive the Cash Consideration and the HTG Consideration otherwise payable with respect to such Dissenting Shares at or after the Effective Time but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the Arizona Law. If a holder of Dissenting Shares ("Dissenting Stockholder") withdraws his or her demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Cash Consideration and HTG Consideration into which such Dissenting Shares would have been converted pursuant to Section 2.6 hereof. The Company will give Parent and Acquisition Co. prompt notice of any demand received by the Company from a holder of Dissenting Shares for appraisal of shares, and Parent shall have the right to participate in, at its sole expense, all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent and Acquisition Co., or as required under the Arizona Law, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of the Arizona Law, becomes entitled to payment of the value of the Dissenting Shares will receive from Parent payment therefor as provided under the Arizona Law. Any Cash Consideration that would have been payable with respect to Dissenting Shares will be retained by Parent.

        2.8 EXCHANGE PROCEDURE.

                (a) Promptly after the Effective Date, Parent shall mail to each holder of record of a certificate or certificates or a notice of grant or notices of grant which immediately prior to the Effective Time represented Participating Securities (the "Securities Certificates") whose securities are being converted into the Cash Consideration and, if applicable, the HTG Consideration, pursuant to Section 2.6 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Securities Certificates shall pass, only upon delivery of the Securities Certificates to Parent and which shall be in such form and have such other provisions as Parent may reasonably specify, including appropriate investment representations) (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Securities Certificates in exchange for the Cash Consideration and, if applicable, the HTG Consideration. Upon surrender of a Securities Certificate for cancellation to Parent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly executed, the holder of such Securities Certificate shall be entitled to receive in exchange therefor, the Cash Consideration and, if applicable, the HTG Consideration, to which the holder of the Participating Securities is entitled pursuant to Section 2.6 hereof. The Securities Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any Participating Securities. From and after the Effective Date, until surrendered as contemplated by this Section 2.8, each Securities Certificate shall be deemed for all corporate purposes to evidence the amount of the Cash Consideration and the HTG Consideration, if applicable, into which the Participating Securities represented by such Securities Certificate have been converted. Notwithstanding the foregoing, with respect to a holder of Participating Securities who surrenders one or more Securities Certificates duly endorsed in blank (or duly executed stock powers) and Letter of Transmittal on or before the second Business Day prior to the Closing Date, Parent shall pay to such holder at the Closing, the Cash Consideration, the Preferred Cash Price and the NeoGen Price, as applicable, and a mutually agreeable exchange agent with respect to the HTG Consideration and the Preferred HTG Shares shall deliver to such holder, as applicable, at the Closing Date, the HTG Consideration and the Preferred HTG Shares, in each case, if applicable, to which such holder of Participating Securities is entitled pursuant to Section 2.6 hereof.

                (b) The Cash Consideration and the HTG Consideration, if applicable, delivered upon the surrender for exchange of shares of Participating Securities in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Participating Securities. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Participating Securities which were outstanding immediately prior to the Business Day after the Closing Date. If, after the Effective Date, Securities Certificates are presented to the Surviving Corporation, they shall be canceled and promptly exchanged as provided in this Section 2.8, provided that the presenting holder is listed on the Company's stockholder list as a holder of Participating Securities.

                (c) In the event that any Securities Certificates evidencing Participating Securities shall have been lost, stolen or destroyed, Parent shall pay in exchange for such lost, stolen or destroyed Securities Certificates, upon the making of an affidavit of that fact by the holder thereof, such Cash Consideration and HTG Consideration as may be required pursuant to Section 2.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Securities Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Securities Certificates alleged to have been lost, stolen or destroyed.

                (d) Notwithstanding anything to the contrary in this Section 2.8, none of the Parent, the Surviving Corporation or any party hereto shall be liable to a holder of Participating Securities for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.9 ADDITIONAL ESCROW AND INDEMNITY PROVISIONS. By their approval of the Merger, each of the Participating Securities holders will be conclusively deemed to have consented to, approved and agreed to be personally bound by, as applicable: (i) the Escrow Agreement; (ii) the appointment of Bruce Seligmann as the representative of the Participating Securities holders, (the "Securityholder Representative") and as the attorney-in-fact and agent for and on behalf of each Participating Securities holder as provided in this Agreement and the Escrow Agreement; and (iii) the taking by the Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Securityholder Representative under this Agreement and under the Escrow Agreement. The Securityholder Representative will have authority and power to act on behalf of each Participating Securities holder with respect to the disposition, settlement or other handling of (a) indemnity claims under Article VIII and (b) all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Participating Securities holders are treated in a consistent manner in accordance with their interests and/or consent in writing to different treatment. Each Participating Securities holder will be bound by all actions taken by the Securityholder Representative in connection with indemnity claims under Article VIII and the Escrow Agreement, and Parent will be entitled to rely on any action or decision of the Securityholder Representative in connection therewith.

        2.10 CLOSING.

                (a) Time and Place. The consummation of the Merger under this Agreement (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison LLP, 12390 El Camino Real, San Diego, California 92130, at 10:00 a.m. on the earlier to occur of January 12, 2001 and the second Business Day following the approval of this Agreement and the transactions contemplated hereby by the Company Stockholders, or at such other time and in such manner as the parties mutually agree (the "Closing Date").

                (b) Closing Deliveries by the Company and Others. At the Closing, the Company shall have delivered or caused to be delivered to Parent and/or Acquisition Co., as the case may be:

                        (i) the Articles of Merger, duly executed by the Company;

                        (ii) the Escrow Agreement and the Reisinger Escrow Agreement, each duly executed by the Company and the Securityholder Representative;

                        (iii) a Non-Competition Agreement by and between Parent and Bruce Seligmann, substantially in the form of Exhibit B (the
"Non-Competition Agreement"), duly executed by Bruce Seligmann;

                        (iv) a Sublease and Shared Services Agreement between the Surviving Corporation and HTG negotiated by such parties in good faith and acting reasonably and containing the business terms set forth in Exhibit C attached hereto (the "Sublease") with respect to the sublease of a portion of the premises subject to the Lease and provision of certain transitional services, together with any required consents of the landlord under the Lease, duly executed by HTG and such landlord (if applicable);

                        (v) a certificate of the Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the organizational documents of the Company certified as of a recent date by the Arizona Corporation Commission, (B) a certificate of each appropriate Secretary of State or other officer certifying the good standing of the Company in its state of incorporation and all states in which it is qualified to do business,
(C) a true and complete copy of the resolutions of the board of directors of the Company and the resolutions of the stockholders of the Company, each authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and (D) incumbency matters;

                        (vi) a Release by each Principal Stockholder and Aurora Biosciences Corporation, substantially in the forms of Exhibits D-1 and D-2, respectively, attached hereto (the "Releases"), duly executed by each Principal Stockholder and Aurora Biosciences Corporation, as the case may be;

                        (vii) a Waiver and Release of each of Bruce Seligmann, Constance Junghans, Colin Dalton and Melvin Reisinger, Jr., duly executed by each such individual, whereby each such individual shall waive any and all rights to receive options to purchase capital stock of the Company pursuant to the resolutions of the Board of Directors of the Company dated June 1, 1998.

                        (viii) a resignation letter of each of the officers and directors of the Company, dated effective as of the Closing, resigning solely in their capacities as such; and a resignation of Bruce Seligmann, dated effective as of the Closing, resigning in his capacity as an employee of the Company and trustee of the Company's 401(k) plan;

                        (ix) amendments substantially in the form of Exhibit E hereto of each of the Consortium Agreements;

                        (x) evidence satisfactory to Parent that the Company has completed, in a manner and on terms and conditions acceptable to Parent acting reasonably, the transfer to and assumption by HTG of all of the Company's Assets and Properties and liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including but not limited to any liability for Taxes) relating to its Multi-Array Plate Screening technology, high density miniaturized screening technology and directed sort (one compound, one support synthesis) technology businesses (the "HTG Business"), including the assets and liabilities described on Schedule 2.10(b)(x);

                        (xi) an opinion of each of Torys, transaction counsel to the Company, and Brian Daum, Esq., Arizona counsel to the Company in forms acceptable to Parent and its counsel acting reasonably and in good faith;

                        (xii) the NeoGen Release, duly executed by each of NeoGen and the Company; and

                        (xiii) a schedule showing the amount of Cash
Consideration and HTG Consideration to be paid or distributed, as the case may be, to each Person entitled to receive a portion thereof pursuant to the terms hereof; and

                        (xiv) such other documents as Parent may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

                (c) Closing Deliveries By Parent. At the Closing, Parent and/or Acquisition Co., as the case may be, shall have delivered or caused to be delivered to the Company and/or the Company Stockholders, as the case may be:

                        (i) Articles of Merger, duly executed by Acquisition
Co.;

                        (ii) the Escrow Agreement and the Reisinger Escrow Agreement, each duly executed by Parent;

                        (iii) the Non-Competition Agreement, duly executed by Parent;

                        (iv) the Sublease, duly executed by the Surviving Corporation;

                        (v) a certificate of the Secretary of each of Parent and Acquisition Co. certifying as of the Closing Date (A) a true and complete copy of the organizational documents of Parent and Acquisition Co., respectively, certified as of a recent date by the Secretary of State or other appropriate officer of their respective states of incorporation, (B) a true and complete copy of the resolutions of the board of directors of Parent and Acquisition Co. authorizing the execution, delivery and performance of this Agreement by Parent and Acquisition Co., respectively, the consummation of the transactions contemplated hereby, (C) a certificate of each appropriate Secretary of State or other officer certifying the good standing of the Company and Acquisition Co. in their respective states of incorporation and (D) incumbency matters;

                        (vi) the appointment of a trustee for the Company's 401(k) plan to replace Bruce Seligmann;

                        (vii) an opinion of Brobeck, Phleger & Harrison LLP, counsel to Parent and Acquisition Co. in a form acceptable to the Company and its counsel acting reasonably and in good faith; and

                        (viii) such other documents as the Company may reasonably request for the purpose of facilitating the consummation of the transactions contemplated hereby.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

        The Company represents and warrants to Parent and Acquisition Co. as of the date hereof, except as set forth on the Company Disclosure Schedule furnished to Parent specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder, as follows:

        3.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona. The Company is duly authorized to conduct business and is in good standing in each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Company. The Company has full power and authority, and holds all Permits necessary to carry on its business and to own and use the Assets and Properties owned and used by the Company except where the failure to have such power and authority or to hold such Permit would not have a Material Adverse Effect on the Company's business. The Company has delivered to Parent correct and complete copies of its Articles of Incorporation and Bylaws, each as amended to date.

        3.2 CAPITAL STOCK OF THE COMPANY.

                (a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of common stock, par value $0.001 per share ("Company Common Stock"), of which 2,667,983 shares are issued and outstanding as of the date hereof; (ii) no shares of capital stock of the Company in treasury; (iii) 1,000,000 shares of Class A Preferred Stock, $0.01 par value per share (the "Company Class A Stock"), of which 80,000 shares are issued and outstanding as of the date hereof; (iv) 1,000,000 shares of Class B Preferred Stock, $0.01 par value per share (the "Company Class B Stock"), of which no shares are issued and outstanding as of the date hereof; (v) 1,000,000 shares of Class C Preferred Stock, $0.01 par value per share (the "Company Class C Stock"), of which no shares are issued and outstanding as of the date hereof; and (vi) 1,000,000 shares of Class D Preferred Stock, $0.01 par value per share (the "Company Class D Stock;" and together with the Company Class A Stock, the Company Class B Stock, the Company Class C Stock, the "Company Preferred Stock"), of which no shares are issued and outstanding as of the date hereof. Each share of the issued and outstanding capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable. Section 3.2(a) of the Company Disclosure Schedule sets forth a complete and accurate list specifying the number of shares of Company Common Stock and Company Preferred Stock held by each registered holder thereof.

                (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a list and description of all subscriptions, options, warrants, calls, commitments and other rights of any kind for the purchase or acquisition of, and any securities convertible or exchangeable for, any capital stock of the Company granted by the Company (collectively, the "Company Convertible Securities"), including the holder thereof, the number of shares of Company Common Stock subject thereto, the exercise price and date of grant thereof. Each of such Company Convertible Securities has been granted in compliance with all applicable laws, statutes and regulations, whether federal or state.

                (c) There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company.

        3.3 OWNERSHIP OF SHARES. Each of the Company Stockholders, owns of record that number of shares of Company Common Stock listed opposite such stockholder's name in Section 3.2(a) of the Company Disclosure Schedule. Each holder of the Company Convertible Securities owns of record the Company Convertible Securities disclosed with respect to such holder's name in Section 3.2(b) of the Company Disclosure Schedule.

        3.4 AUTHORITY OF THE COMPANY. The Company has all necessary corporate power and corporate authority and has taken all action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, the approval of this Agreement by the Company Stockholders in accordance with the Arizona Law, and effecting the Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        3.5 NO AFFILIATES. Other than HTG or as otherwise set forth in Section
3.5 of the Company Disclosure Schedule, the Company does not have any Affiliates or subsidiaries and is not a partner in any partnership or a party to a joint venture.

        3.6 NO CONFLICTS. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of the Company;

                (b) conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation of a Governmental or Regulatory Authority applicable to the Company, the business or Assets or Properties of the Company or the capital stock of the Company.

                (c) result in a breach of, or default under (or give rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Company or any of its Assets and Properties or, to the Knowledge of the Company, the Company Common Stock may be bound, except for such breaches, defaults, rights of termination, cancellation or acceleration as set forth in Section 3.6(c) of the Company Disclosure Schedule; or

                (d) result in an imposition or creation of any Encumbrance (other than a Permitted Encumbrance) on the business or Assets or Properties of the Company or, to the Knowledge of the Company, the Company Common Stock.

        3.7 CONSENTS AND GOVERNMENTAL APPROVALS AND FILINGS. Except with respect to the Articles of Merger, no consent, approval or other action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

        3.8 BOOKS AND RECORDS. The minute books and other corporate records of the Company as made available to Parent contain a true and complete record in all material respects of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company. The stock transfer ledgers and other similar records of the Company accurately reflect all issuances and record transfers in the capital stock of the Company.

        3.9 COMPANY FINANCIAL STATEMENTS. The Company has previously delivered to Parent the Company Financial Statements. Such Company Financial Statements have been prepared in conformity with GAAP, and present fairly, in all material respects, the financial position and results of operations of the Company as of the respective dates thereof and for the periods covered thereby; provided that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and certain other presentation items.

        3.10 ABSENCE OF CHANGES. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since November 30, 2000, there has not been any material adverse change, or any event or development which, individually or together with other such events, would reasonably be expected to have a Material Adverse Effect on the Company.

        3.11 NO UNDISCLOSED LIABILITIES. Except as disclosed in Section 3.11 of the Company Disclosure Schedule or in the Company Financial Statements, and except for liabilities incurred after November 30, 2000 in the Ordinary Course of Business which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no liabilities (whether absolute, contingent, accrued or otherwise) (including but not limited to any liability for Taxes) that are not so disclosed, nor, to the Knowledge of the Company, any basis for any claim against the Company for any such liabilities relating to or affecting the Company or any of its Assets and Properties.

        3.12 TANGIBLE PERSONAL PROPERTY. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other tangible Assets and Properties (for greater certainty excluding Intellectual Property) used in or reasonably necessary for the conduct of the Combichem Business, including all tangible personal property reflected on the Company Financial Statements and any tangible personal property acquired since that date other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property, equipment, plants, buildings, structures, facilities and all other tangible Assets and Properties of the Company as of November 30, 2000 having a depreciated value in excess of $1,000 are listed in
Section 3.12 of the Company Disclosure Schedule and are free and clear of all Encumbrances, other than Permitted Encumbrances and such other Encumbrances as are set forth in Section 3.12 of the Company Disclosure Schedule.

        3.13 BENEFIT PLANS; ERISA.

                (a) Section 3.13(a) of the Company Disclosure Schedule lists each Benefit Plan. The Company has no commitment, proposal, or communication to employees regarding the creation of an additional Plan or any increase in benefits under any Benefit Plan. The Company has provided to Parent (i) a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy and a list of persons participating in such arrangement and (ii) the most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report.

                (b) Neither the Company, an ERISA Affiliate or predecessor thereof has ever maintained, contributed to or been obligated to contribute to any Defined Benefit Plan or multiemployer plan (as defined in Section (3)(37) or 4001(a)(3) of ERISA) and no condition exists that presents a material risk to the Company or an ERISA Affiliate of incurring a liability under Title IV of ERISA.

                (c) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and, as of the Closing Date, will be in compliance in all material respects, in form and operation, with all applicable laws (including but not limited to ERISA and the Code).

                (d) Each Qualified Plan as required qualifies under Section 401(a) of the Code.

                (e) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any ERISA Affiliate beyond their termination of service (other than (i) coverage mandated by applicable law, (ii) benefits under a Qualified Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any ERISA Affiliate or (iv) benefits the full cost of which is borne by any current or former employee (or his or her beneficiary)).

                (f) Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee or officer or director of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation otherwise due any such individual.

                (g) There are no pending or, to the Knowledge of the Company, anticipated or threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

        3.14 REAL PROPERTY. The Company does not own any real property. Section
3.14 of the Company Disclosure Schedule contains a complete and accurate list of all documents comprising the real property lease entered into by the Company (as lessee or lessor) (the "Lease"). The Company has a valid leasehold interest pursuant to the Lease in all real property used in the operation of the Company's business as currently conducted. The Company has rights of ingress and egress with respect to the real property subject to the Lease, and all buildings, structures and facilities thereon material for the operation of the Company's business as currently conducted. To the Knowledge of the Company there is no pending, contemplated or threatened condemnation of any of the parcels of real property subject to the Lease or any part thereof. To the Knowledge of the Company, none of such real property, buildings, structures, facilities, fixtures or other improvements, or the Company's current use thereof, contravenes or violates any building, zoning, fire protection, administrative, occupational safety and health or other applicable law, rule, or regulation except for any contravention or violation which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company. The Lease is a legal, valid and binding agreement of the Company subsisting in full force and effect enforceable in accordance with its terms, and there is no, and the Company has not received notice of any material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder.

        3.15 INTELLECTUAL PROPERTY RIGHTS.

                (a) Generally. Section 3.15(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company, in whole or in part, including jointly with others (such schedule specifies if such Intellectual Property is owned jointly), a complete and accurate list of all United States and foreign (a) Patents and Patent applications; (b) Trademark registrations and applications and unregistered Trademarks; and (c) copyright registrations and applications, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

                (b) Trademarks.

                        (i) The Company owns no registered Trademarks and has no applications therefor.

                (c) Patents.

                        (i) All of the Company's Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use) other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise affect the enforceability of the Patent in question.

                        (ii) None of the Company's Patents has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or any foreign patent office and no such action has been threatened in writing to the Company or its counsel within the one (1)-year period prior to the date of this Agreement.

                        (iii) To the Knowledge of the Company, there is no Patent of any person that claims the same subject matter as any Patent of the Company or invalidates any claim of any Patent of the Company.

                (d) Trade Secrets and Other Proprietary Information. Section 3.15(d) of the Company Disclosure Schedule contains a list of each of the current employees and consultants of the Company who have not executed a proprietary information and confidentiality agreement substantially in the Company's standard form that protects the Intellectual Property of the Company. Except under confidentiality obligations, to the Knowledge of the Company, there has been no disclosure by the Company of confidential information or Trade Secrets and Other Proprietary Information. Subject to the disclosure set forth in Section 3.15(i) of the Company Disclosure Schedule, the Company has taken all reasonable steps necessary to enforce the proprietary information and confidentiality agreements that have been entered into by its employees, consultants, contractors and other entities.

                (e) License Agreements. Section 3.15(e)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all material license agreements granting to the Company any right to use or practice any rights under any Intellectual Property (other than over-the-counter "shrink wrap" software, other commercially available software programs having a value of $5,000 per license or less and software programs embedded in equipment used by the Company) (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto. Section 3.15(e)(2) of the Company Disclosure Schedule also sets forth a complete and accurate list of all license agreements under which the Company grants licenses or other rights in or to use or practice any rights under any Intellectual Property, other than pursuant to the sales of products in the Ordinary Course of Business (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto. Except as set forth in Section 3.15(e)(3) of the Company Disclosure Schedule, there is no outstanding or, to the Knowledge of the Company, threatened material dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

                (f) Ownership and Other Rights; Sufficiency of Intellectual Property Assets. Except as set forth in Section 3.15(f) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, free and clear of Encumbrances (other than Permitted Encumbrances), Orders and arbitration awards, all of its Intellectual Property used in the conduct of the Company's business as presently conducted. The Intellectual Property of the Company, including the Company's Trade Secrets and Other Proprietary Information and the Company's unregistered Copyrights and rights granted to the Company under the Inbound License Agreements, constitute all the Intellectual Property rights and Inbound License Agreements material to the conduct of the Combichem Business as presently conducted and, to the Knowledge of the Company, are all such Intellectual Property rights and Inbound License Agreements necessary to operate such business after the Effective Time in substantially the same manner as such business has been operated by the Company prior thereto.

                (g) No Infringement by the Company. Except as disclosed in
Section 3.15(g) of the Company Disclosure Schedule, to the Knowledge of the Company, the products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property material to the conduct of the Company's business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

                (h) No Pending or Threatened Infringement Claims. No litigation is now or, within the three (3) years prior to the date of this Agreement, was pending and no notice or other claim in writing has been received by the Company, (A) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. No Intellectual Property that is owned or licensed by the Company is subject to any outstanding Order, stipulation or agreement, except as disclosed in the Inbound License Agreements and

Outbound License Agreements, restricting the use thereof by the Company or, in the case of Intellectual Property licensed by the Company to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person.

                (i) No Infringement by Third Parties. Except as set forth in
Section 3.15(i) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is misappropriating, infringing, or violating any Intellectual Property owned or exclusively licensed by the Company, and no such claims have been brought against any third party by the Company.

                (j) Software. The Software (as defined below) owned or purported to be owned by the Company, was either (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to written agreements; or
(iii) otherwise acquired by the Company from a third party. Such Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company, except for such materials or development environments obtained by the Company from other persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this Section 3.15(j), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

        3.16 PROPRIETARY INFORMATION OF THIRD PARTIES. No third party has claimed to any member of the Knowledge Group of the Company or, to the Knowledge of the Company, has reason to claim that any person employed by the Company or retained by the Company as a consultant or contractor in connection with and during the Company's ownership and operation of its business has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any Trade Secrets and Other Proprietary Information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which relates to such a claim. To the Knowledge of the Company, no person employed by the Company or retained by the Company as a consultant or contractor in connection with and during the Company's ownership and operation of its business has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, to the Knowledge of the Company, no person employed by the Company or retained by the Company as a consultant or contractor in connection with and during the Company's ownership and operation of its business has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and to the Knowledge of the Company, there is no reason to believe there will be any such employment or violation.

        3.17 LITIGATION. There are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened to any member of the Knowledge Group against the Company, relating to or affecting (i) the Company, its Assets and Properties or the Company's business, or (ii) the transactions contemplated by this Agreement, and, to the Knowledge of the Company, there is no basis for any such Action or Proceeding. The Company is not in default with respect to any Order, and there are no unsatisfied judgments against the Company.

        3.18 COMPLIANCE WITH LAW. The Company is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any written notice to the effect that, and no member of the Knowledge Group has been advised that, the Company is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply would reasonably be expected to have a Material Adverse Effect on the Company.

        3.19 CONTRACTS.

                (a) Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of each of the following contracts, agreements or other arrangements to which the Company is a party or by which any of its Assets and Properties is bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements):

                        (i) all collective bargaining or similar labor agreements;

                        (ii) all contracts for the employment of any officer, employee or other person or entity on a full time, part time, consulting or other basis;

                        (iii) all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of the Company;

                        (iv) all guarantees of the obligations of third parties;

                        (v) except for contracts and legally binding commitments which have been disclosed anywhere in the Company Disclosure Schedule and for which a true and complete copy has been provided to Parent, all commitments, contracts, sales contracts, purchase orders, mortgage agreements which require the Company to pay more than $25,000 in the aggregate over the remaining term of the agreement, except for purchase and sales orders entered into in the Ordinary Course of Business;

                        (vi) except for contracts and legally binding commitments which have been disclosed anywhere in the Company Disclosure Schedule and for which a true and complete copy has been provided to Parent, all contracts or legally binding commitments that in any way restrict the Company from carrying on its business anywhere in the world as it is currently conducted; and

                        (vii) all contracts or legally binding commitments that in any way grant a third party a right of first refusal for the purchase of the Company or any of its Assets or Properties.

                (b) A correct and complete copy of each contract or agreement disclosed in the Company Disclosure Schedule has been previously provided to Parent. Except as set forth in Section 3.19(b) of the Company Disclosure Schedule, each contract or agreement disclosed in the Company Disclosure
Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and to the Knowledge of the Company, the other parties thereto; and the Company has performed in all material respects all of its required obligations under, and is not in violation or breach of or default under, any such contract or agreement. To the Knowledge of the Company, the other parties to any such contract or agreement are not in violation or breach of or default under any such contract or agreement.

        3.20 ENVIRONMENTAL MATTERS.

                (a) The Company is in compliance with all applicable "Environmental Laws" (as defined below) and, to the Knowledge of the Company, there are no circumstances which are reasonably likely to materially prevent or interfere with such compliance in the future. To the Knowledge of the Company, the Company has not received any communication (whether written or oral), whether from a Governmental or Regulatory Authority, citizen group, employee or otherwise, that alleges that the Company or any of the Assets or Properties used in the Company's business as currently conducted is not in full compliance with Environmental Laws. All Permits, registrations and other governmental authorizations currently held by the Company pursuant to Environmental Laws (collectively, "Environmental Permits") are identified in Section 3.20(a) of the Company Disclosure Schedule and represent all material Environmental Permits necessary for the conduct of its business as currently conducted. The Company has not been notified by any relevant Governmental or Regulatory Authority that any Environmental Permit will be modified, suspended or revoked or cannot be renewed in the Ordinary Course of Business, and, to the Knowledge of the Company, no Environmental Permit will be modified, suspended or revoked, or cannot be renewed in the Ordinary Course of Business of the Company.

                (b) There is no "Environmental Notice" (as defined below) that has been (i) received by the Company, (ii) to the Knowledge of the Company, threatened against the Company or (iii) to the Knowledge of the Company, pending or threatened against any Person whose liability for such Environmental Notice may have been retained or assumed by or could reasonably be imputed or attributed to the Company.

                (c) There are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any property operated or used by the Company during the Company's operation, ownership or use thereof, including, without limitation, the release, emission, discharge or disposal of any "Material" (as defined below) into the "Environment" (as defined below), that (i) would reasonably be expected to result in the incurrence of costs under Environmental Laws or (ii) would reasonably be expected to form the basis of any Environmental Notice against or with respect to the Company or against any Person whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed to the Company.

                (d) Without in any way limiting the generality of the foregoing, to the Knowledge of the Company (i) all underground storage tanks located on property leased or used by the Company are identified in the Phase II Environmental Site Assessment Report identified in Section 3.20(d) of the Company Disclosure Schedule (the "Environmental Report"), (ii) there is no friable asbestos contained in or forming part of any building, building component, structure or office space leased or used by the Company except as identified in the Environmental Report, (iii) no polychlorinated biphenyls (PCB's) are used or stored on any property leased or used by the Company except as identified in the Environmental Report and (iv) all locations leased or used by the Company at which any Material generated, used, owned or controlled by the Company or any former Affiliate of the Company (or by any previous owner or operator) may have been disposed of or released into the Environment are identified in Section 3.20(d) of the Company Disclosure Schedule.

                (e) For purposes of this Section 3.20:

                        (i) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata and ambient air.

                        (ii) "Environmental Notice" means any written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (a) the emission, discharge, disposal, release or threatened release in or into the Environment of any Material or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

                        (iii) "Environmental Laws" means all national, state and local laws, codes, regulations, common law, requirements, directives, Orders, and judicial interpretations thereof, all as in effect on the date hereof or on the Closing Date, that may be enforced by any Governmental or Regulatory Authority, relating to pollution, the protection of the Environment or the emission, discharge, disposal, release or threatened release of Materials in or into the Environment.

                        (iv) "Material" means pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes, including, without limitation, petroleum and petroleum products.

        3.21 INVENTORY. The inventory of the Company is usable at its carrying value in the Ordinary Course of Business. To the Knowledge of the Company, there is no material adverse condition affecting the supply of materials available to the Company and used in the operation of the Company's business as currently conducted, except for supply issues affecting the Combichem industry generally.

        3.22 ACCOUNTS RECEIVABLE. The accounts receivable and all other receivables shown on the Company Financial Statements (subject to reserves for noncollectability as reflected therein which reserves (if any) are in accordance with GAAP), and all receivables acquired or generated by the Company since November 30, 2000 are bona fide receivables and represent amounts due with respect to actual, arms-length transactions entered into in the Ordinary Course of Business of the Company and are legal, valid and binding obligations of the obligors therefor.

        3.23 EQUIPMENT. All tangible personal property and equipment used by the Company in the conduct of its business are in reasonable operating condition and repair (subject to normal wear and tear) having regard to its current use

        3.24 INSURANCE. Set forth in Section 3.24(1) of the Company Disclosure
Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company or the Assets and Properties of the Company (or any of the Company's directors, officers, salespersons, agents or employees). All policies set forth on the Company Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. All such policies are sufficient for material compliance with all requirements of law and all agreements to which the Company is a party or otherwise bound, and are valid, outstanding, collectible and enforceable policies. Except as disclosed in Section 3.24(2) of the Company Disclosure Schedule, none of such policies contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such policy (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement. Complete and accurate copies of all such policies and related documentation have previously been provided to the Parent.

        3.25 TAX MATTERS.

                (a) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than with HTG. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through November 30, 2000 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the November 30, 2000 balance sheets included in the Interim Financial Statements. The Company has no actual or potential liability for any Tax obligation of any other taxpayer (including any affiliated group of corporations or other entities that included the Company during a prior period). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

                (b) The Company has delivered to Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company. The Company has delivered to Parent complete and accurate copies of all other Tax Returns of the Company, together with all related examination reports and statements of deficiency for all periods from and after incorporation. To the Knowledge of the

Company, no examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or threatened. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency..

                (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of its assets is subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. It has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code. It has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise. It is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

                (d) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

                (e) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code

                (f) No state or federal "net operating loss" of the Company determined as of the Closing Date will be subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

        3.26 LABOR AND EMPLOYMENT RELATIONS. Except for the transactions to take place pursuant hereto, to the Knowledge of the Company, no officer or group of five (5) or more employees, acting as a group, of the Company has or have decided to terminate his, her or their employment with the Company. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees and, to the Knowledge of the Company, there are no attempts to organize any of the Company's employees by any person, unit or group seeking to act as their bargaining agent. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other Taxes. There are no pending or, to the Knowledge of the Company, threatened charges made to a member of the Knowledge Group

(by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company. To the Knowledge of the Company, no union representation elections relating to the Company's employees have been scheduled by any Governmental or Regulatory Authority and no investigation of the Company's employment policies or practices by any Governmental or Regulatory Authority is pending or threatened. The Company is not currently, and in the past has not been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Company. The Company has never experienced any work stoppages and to the Knowledge of the Company, no work stoppage has been threatened or is planned by its employees.

        3.27 CERTAIN EMPLOYEES. Set forth in Section 3.27(1)of the Company Disclosure Schedule is a list of the names of the Company's employees as of the date hereof, together with the title or job classification of each such person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 2000 and the current rate of pay for each such person on the date of this Agreement. Except as set forth in Section 3.27(2) of the Company Disclosure Schedule and as required by law, none of such persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable on notice by the Company without cost or other liability to the Company.

        3.28 ABSENCE OF CERTAIN DEVELOPMENTS. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date and except as set forth in Section 3.28 of the Company Disclosure Schedule, since November 30, 2000, the Company has not:

                (a) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

                (b) borrowed any amount or obtained any letters of credit in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate;

                (c) discharged or satisfied any material lien or Encumbrance or paid any obligation or liability, other than current liabilities paid in the Ordinary Course of Business and other than current federal income Tax liabilities;

                (d) declared or made any payment or distribution of cash or other property to shareholders with respect to its stock, or purchased or redeemed any shares of its capital stock;

                (e) mortgaged or pledged any of its Assets or Properties, or subjected them to any lien, charge or any other Encumbrance, except Permitted Encumbrances;

                (f) sold, leased, subleased, assigned or transferred any of its Assets or Properties, except in the Ordinary Course of Business, or cancelled any debts or claims in excess of Twenty-Five Thousand Dollars ($25,000);

                (g) made any changes in any employee compensation, severance or termination agreement, commitment or transaction other than routine salary increases and promotions in the Ordinary Course of Business or offered employment to any individuals;

                (h) entered into any material transaction, or modified any existing transaction (the aggregate consideration for which is in excess of Twenty-Five Thousand Dollars ($25,000));

                (i) suffered any material damage, destruction or casualty loss, not covered by insurance;

                (j) made any capital expenditures, additions or improvements or commitments for the same, except those made in the Ordinary Course of Business, which in the aggregate exceed Twenty-Five Thousand Dollars ($25,000);

                (k) entered into any transaction or operated the Company's business, not in the Ordinary Course of Business;

                (l) made any change in its accounting methods or practices (unless required by GAAP) or ceased making accruals for taxes, obsolete inventory, vacation and other customary accruals;

                (m) ceased from reserving cash to pay taxes, principal and interest on borrowed funds, and other customary expenses and payments;

                (n) made any reevaluation of any of its Assets or Properties;

                (o) entered into any amendment or termination of any lease, customer or supplier contract or other material contract or agreement to which it is a party, other than in the Ordinary Course of Business;

                (p) made any material change in any of its business policies, including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition or sale policies;

                (q) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to the Company's business as currently conducted or its financial condition;

                (r) permitted to occur or be made any other event or condition of any character which has had a Material Adverse Effect on the Company;

                (s) waived any rights material to its financial or business condition;

                (t) made any illegal payment or rebates; or

                (u) entered into any agreement to do any of the foregoing.

        3.29 CUSTOMERS. The Company has previously provided or made available to Parent a true and correct list of the Company's current material customers and the Company's material customers during the 1998 and 1999 fiscal years related to the Combichem Business. Except as set forth on Schedule 3.29 of the Company Disclosure Schedule, since January 1, 2000, no single customer or group of affiliated customers contributing more than Ten Thousand Dollars ($10,000) per annum to the gross revenues of the Combichem Business has stopped doing business with the Company, and no such customer has given notice to a member of the Knowledge Group of an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal year 2000 with the Company.

        3.30 BANK ACCOUNTS. Section 3.30 of the Company Disclosure Schedule contains a complete and accurate list of each deposit or asset account maintained by or on behalf of the Company with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name of each Person authorized to have access thereto.

        3.31 PERMITS. Section 3.31 of the Company Disclosure Schedule contains a true and complete list of all Permits used in and material, individually or in the aggregate, to the Company's business as currently conducted. All such Permits are currently effective and valid and have been validly issued. No additional Permits are necessary to enable the Company to conduct its business in material compliance with all applicable federal, state and local laws. To the Knowledge of the Company, there is no pending Action or Proceeding by any Governmental or Regulatory Authority which could affect such Permits in any material respect or their sufficiency for the current conduct of the Company's business or of the conduct of the Company's business after the Closing. The Company has provided or made available to Parent true and complete copies of such Permits.

        3.32 THIRD PARTY CONSENTS. No consent, approval or authorization of any third party is required in connection with the consummation of the transactions contemplated hereunder except as otherwise provided in Section 3.32 of the Company Disclosure Schedule or explicitly provided for in this Agreement.

        3.33 BROKERS. Except as set forth in Section 3.34 of the Company Disclosure Schedule, neither the Principal Stockholders nor the Company has retained any broker in connection with the transactions contemplated hereunder. Parent has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Principal Stockholders or the Company.

        3.34 HTG. The Board of Directors of the Company has determined in good faith that the aggregate fair market value of HTG shall not be in excess of $300,000.

        3.35 COMPANY STOCK OPTION PLAN AMENDMENTS. Any and all amendments and modifications to the Company Stock Option Plan made or to be made in connection with the transactions contemplated hereby have been made (or will be made) in compliance with all applicable laws, statutes and regulations, whether federal or state.

        3.36 KNOWLEDGE. Each member of the Knowledge Group has exercised reasonable inquiry and investigation with respect to those representations and warranties set forth in this Article III which are qualified by the phrase "to the Knowledge of the Company."

        3.37 MATERIAL MISSTATEMENTS AND OMISSIONS. The statements, representations and warranties of the Company and the Principal Stockholders contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the Company and the Principal Stockholders pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CO.

        Parent and Acquisition Co., jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date, as follows:

        4.1 ORGANIZATION. Each of Parent and Acquisition Co. is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation. Each of Parent and Acquisition Co. has the requisite power and authority to carry on its respective business and own its Assets and Properties except where failure to have such power and authority would not have a Material Adverse Effect on Parent or Acquisition Co., respectively. Each of Parent and Acquisition Co. is duly qualified to conduct its respective business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon Parent or Acquisition Co., as the case may be.

        4.2 AUTHORITY. Each of Parent and Acquisition Co. has all necessary corporate power and corporate authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its respective obligations hereunder and no other proceedings on the part of Parent or Acquisition Co. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Co. and (assuming due authorization, execution and delivery by the other parties to this Agreement) constitutes a legal, valid and binding obligation of each of Parent and Acquisition Co., respectively, enforceable against each of Parent and Acquisition Co. in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        4.3 LITIGATION. There are no Actions or Proceedings pending or, to the Knowledge of Parent or Acquisition Co., threatened against either Parent or Acquisition Co., relating to or affecting the transactions contemplated by this Agreement and, to the Knowledge of each of Parent or Acquisition Co., there is no basis for any such Action or Proceeding.

        4.4 REPORTS AND FINANCIAL STATEMENTS. Parent has previously furnished or made available to the Company (via the SEC's EDGAR filing system) complete and accurate copies, as amended or supplemented, of its (a) Form 10-Q for the period ended September 30, 2000 as filed with the Securities and Exchange Commission ("SEC") and (b) all other reports filed by Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act (such reports are collectively referred to herein as the "Parent Reports"). The Parent Reports constitute all of the documents required to be filed by Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since the date of its initial public offering through the date of this Agreement. The Parent Reports have been duly filed, were in compliance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed, and were complete and correct in all material respects as of the dates at which the information therein was furnished. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Parent included in the Parent Reports
(i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Parent. Since the date of the filing with the SEC of Parent's most recent Form 10-Q, there has been no material adverse change in the financial condition or results operations of Parent that has resulted in a material adverse change in the businesses, assets, properties, operations or condition (financial or otherwise) of Parent.

        4.5 BROKERS. Neither Parent nor Acquisition Co. has retained any broker in connection with the transactions contemplated hereunder. Neither the Company nor the Principal Stockholders has, and will have, any obligation to pay any broker's, finder's investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Parent or Acquisition Co.

        4.6 NO CONFLICTS. The execution and delivery by Parent and Acquisition Co. of this Agreement does not, and the performance by the Company and Acquisition Co. of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

                (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Parent and Acquisition Co.;

                (b) conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation of a Governmental or Regulatory Authority applicable to Parent or Acquisition Co., the business or Assets or Properties of Parent or Acquisition Co. or the capital stock of Parent or Acquisition Co.; or

                (c) result in a material breach of, or constitute a material default under (or give rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which Parent or Acquisition Co. or any of their Assets and Properties may be bound.

        4.7 CONSENTS AND GOVERNMENTAL APPROVALS AND FILINGS. Except with respect to the Articles of Merger, no consent, approval or other action of, filing with or notice to any Governmental or Regulatory Authority on the part of Parent or Acquisition Co. is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

        4.8 FINANCING. Parent has all funds necessary to pay the Cash Consideration and to timely consummate the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

        5.1 OPERATION OF BUSINESS PRIOR TO EFFECTIVE TIME. Except as otherwise expressly provided in this Agreement, between the date hereof and the Effective Time, the Company will operate its business in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use all commercially reasonable efforts to seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time:

                (a) the Company shall not do any of the following without the prior written consent of Parent:

                        (i) amend its Articles of Incorporation or Bylaws (or other similar governing instrument);

                        (ii) except as set forth in the Company Disclosure Schedule, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights);

                        (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities other than shares repurchased from employees at their original cost;

                        (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries or otherwise permit the corporate existence of the Company or the rights or franchises or any license or Permit under which its Combichem Business operates to be suspended, lapsed or revoked;

                        (v) create or form any subsidiary;

                        (vi) (A) except for borrowing under existing lines of credit in the Ordinary Course of Business, incur or assume any long-term or short-term debt or issue any debt securities, or modify or agree to any amendment of the terms of any of the foregoing; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (C) make any loans, advances or capital contributions to or investments in any other person; (D) pledge or otherwise encumber shares of capital stock of the Company; or (E) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrances thereupon (except for Permittted Encumbrances);

                        (vii) except as may be required by law or as permitted pursuant to clause (viii) below, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units) except in the Ordinary Course of Business;

                        (viii) hire additional employees of the Company, materially increase the compensation of employees, or enter into employment agreements or contracts;

                        (ix) (A) acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of Ten Thousand Dollars ($10,000) in the aggregate or that are otherwise material to the Company other than sales of its products (other than exclusive licenses) in the Ordinary Course of Business, or (B) enter into any exclusive license, distribution, marketing, sales or other similar agreement;

                        (x) except as may be required as a result of a change in law or by GAAP, change any of the accounting principles, practices or methods used by it;

                        (xi) revalue any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable;

                        (xii) (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (B) enter into any contract or agreement that would be material to the Company, (C) amend, modify, waive or terminate any right under any material contract in any material way; (D) modify its standard Company warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company or any of its subsidiaries; or (E) authorize any new capital expenditure or expenditures that individually is in excess of Ten Thousand Dollars ($10,000) or in the aggregate are in excess of Twenty Thousand Dollars ($20,000);

                        (xiii) make any tax election or settle or compromise any income tax liability;

                        (xiv) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would be for more than Ten Thousand Dollars ($10,000) in any single case, or Twenty Thousand Dollars ($20,000) in the aggregate, or that would otherwise be material to the Company;

                        (xv) make any payment to any stockholder, officer, director or employee of the Company or any affiliate or relative of any of them except payment for services rendered by any such person as an employee or independent contractor of the Company in the Ordinary Course of Business;

                        (xvi) commence any software, hardware or other technology development project or terminate any software, hardware or other technology development project that is currently ongoing;

                        (xvii) sell or license to any third party any of the Company's Intellectual Property other than non-exclusive licenses in the Ordinary Course of Business; or

                        (xviii) take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

                (b) The Company shall:

                        (i) maintain the assets and properties of the Company in the Ordinary Course of Business, reasonable wear and tear, damage by fire and other casualty excepted;

                        (ii) promptly repair, restore or replace any assets or properties of the Company in the Ordinary Course of Business;

                        (iii) upon any damage, destruction or loss to any of the assets or properties of the Company, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof;

                        (iv) comply in all material respects with all applicable laws;

                        (v) file all Tax Returns required to be filed and make timely payment of all applicable Taxes when due and payable and pay the expenses of preparation therefor (other than where the Company is disputing any such obligation in good faith);

                        (vi) take all actions reasonably necessary to be in compliance with all material contracts and to maintain the effectiveness of all of the Company's material Permits;

                        (vii) notify Parent of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, relating to the Company or any other Person that results in, or would reasonably be expected to have a Material Adverse Effect on the Company;

                        (viii) notify Parent in writing of the commencement of any Actions or Proceedings by or against the Company or any of its subsidiaries;

                        (ix) pay accounts payable and pursue collection of its accounts receivable in the Ordinary Course of Business;

                        (x) use commercially reasonable efforts to ensure that no insurance policy naming the Company as a beneficiary or loss payee expires, or is cancelled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect; and

                        (xi) use commercially reasonable efforts to ensure that the Company's rights in its Intellectual Property and not allowed to be abandoned or otherwise lost.

        5.2 NO SOLICITATION OR NEGOTIATION. Between the date hereof and the earlier of the termination of this Agreement and January 1, 2001, except as otherwise provided in this Agreement or in the furtherance of the transactions contemplated or permitted hereby, the Company will not (nor will the Company permit any of the Company's officers, directors, employees, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any person other than Parent and Acquisition Co.: (i) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company; (ii) provide information with respect to it or any of its subsidiaries to any person, other than Parent and Acquisition Co., relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company; or (iii) enter into any agreement with any person providing for the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company. In addition, the Company also agrees that, unless and until this Agreement is terminated in accordance with its terms, it will not commence, be involved in, or take any actions in furtherance of, the process of becoming a public company through an initial public offering.

        5.3 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, the Company shall give Parent and its authorized representatives (including, without limitation, its attorneys and accountants), upon reasonable notice from Parent, reasonable access to all employees, customers, plants, offices, warehouses and other facilities, to (and where necessary, provide copies of) all books and records, contracts and all personnel files of current employees of the Company and its subsidiaries as Parent may reasonably require, and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request.

        5.4 PUBLIC ANNOUNCEMENTS; COMPANY LITERATURE. None of Parent, Acquisition Co. or the Company shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, without the prior consent of Parent or Acquisition Co. (in the case of the Company) or the Company (in the case of Parent or Acquisition Co.), except as may be required by applicable law, including any determination by Parent that a press release or other public statement is required under applicable securities or regulatory rules. If any party determines, with the advice of counsel, that it is required by applicable law to make this Agreement or any terms thereof public, it shall, consult with the other parties regarding such disclosure and seek confidential treatment for such terms or portions of this Agreement as may be requested by the other parties. The parties agree there shall be no public announcement of this Agreement or the consummation of the Merger except as may be required by applicable law or as necessary for furtherance of the transactions contemplated hereby. The parties agree to announce this Agreement promptly after signing, and the consummation of the Merger promptly after consummation to the Company's employees, customers, vendors and strategic partners in such form as is mutually agreed upon by all parties to this Agreement.

        5.5 NOTIFICATION OF CERTAIN MATTERS.

                (a) The Company shall give prompt notice to Parent of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty by the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5(a) shall not cure such breach or non-compliance by the Company, limit or otherwise affect the remedies available hereunder to Parent, or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedule.

                (b) Parent and Acquisition Co. shall give prompt notice to the Company of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by Parent or Acquisition Co. to be untrue or inaccurate at or prior to the Effective Time on (ii) any failure by Parent or Acquisition Co. to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.5(b) shall not cure such breach or non-compliance by Parent or Acquisition Co., as the case may be, limit or otherwise affect the remedies available hereunder to the Company, or constitute an amendment of any representation, warranty or statement in this Agreement.

        5.6 FEES AND EXPENSES. Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, broker's, consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby ("Third Party Expenses"), shall be the obligation of the respective party incurring such Third Party Expenses, subject to (i) any different allocation provided for in Schedule 1.1(a) hereto and (ii) the fees and expenses of the Escrow Agreement being Third Party Expenses incurred by Parent. Any and all such Third Party Expenses of the Company shall be paid by application of the Cash Consideration as provided in Section 2.6(a) hereof payable at the Closing in an amount equal to such Third Party Expenses. It is expressly understood and agreed by the Company that none of Parent, Acquisition Co. or the Surviving Corporation shall have any obligation whatsoever with respect to the Third Party Expenses incurred by any of the Company, or any Participating Securities holders or HTG. The Company shall provide to Parent at least forty-eight (48) hours in advance of the Closing, instructions as to any of the Company's Third Party Expenses that the Company is electing to have paid by reduction of the Cash Consideration at Closing.

        5.7 CONFIDENTIALITY. Each of the parties hereto will maintain in confidence, and will cause its respective directors, officers, employees, agents, Affiliates and advisors to maintain in confidence any written, oral or other information furnished at any time by another party to this Agreement in connection with the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to such others other than on a confidential basis, (b) such information becomes publicly available through no fault of such party, (c) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (d) the furnishing or use of such information is required by law. If the Merger is not consummated, the confidentiality obligations of each party pursuant to this
Section 5.7 will continue, and each party will, at the request of the party supplying the information, return or destroy (and provide appropriate certification thereof) any and all such written, electronic or computer-based information.

        5.8 CONSENT OF OPTION HOLDERS. The Company shall use all commercially reasonable efforts to obtain at or prior to the Closing the consent in writing of each holder of Unvested Company Stock Options and Outstanding Vested Options to the cancellation of such holder's Unvested Company Stock Options and/or Outstanding Vested Options (or deemed exercise and purchase of the underlying common stock) upon the terms and conditions set forth herein (including Section 2.9 above) and in the amendments made or to be made to the Company Stock Option Plan and related stock option agreements.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

        6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental or Regulatory Authority that prohibits, restrains, enjoins or restricts the consummation of the Merger; and

                (b) all governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with, as applicable.

                (c) resolution of the matters disclosed in Section 3.15(e) of the Company Disclosure Schedule with respect to Asahi Chemical Industry Co., Ltd. in form and substance satisfactory to each of Parent and the Company acting reasonably and in good faith.

        6.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) the representations and warranties of Parent and Acquisition Co. contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time ((i) except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date and (ii) subject to and qualified by the transactions contemplated herein) and, at the Closing, Parent and Acquisition Co. shall have delivered to the Company a certificate to that effect, executed by an executive officer of Parent and Acquisition Co.;

                (b) each of the covenants and obligations of Parent and Acquisition Co. to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition Co. shall have delivered to the Company a certificate to that effect, executed by an executive officer of Parent and Acquisition Co.; and

                (c) Parent shall have delivered all of the required Closing deliveries set forth in Section 2.10(c) above.

        6.3 CONDITIONS TO THE OBLIGATIONS OF PARENT AND ACQUISITION CO. The respective obligations of Parent and Acquisition Co. to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                (a) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time ((i) except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date and (ii) subject to and qualified by the transactions contemplated herein) and, at the Closing, the Company shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an executive officer of the Company;

                (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an executive officer of the Company;

                (c) the Company shall have obtained all requisite approvals of the Company Stockholders for this Agreement and the Merger,

                (d) any material third party consents necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with as applicable;

                (e) there shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company or its subsidiaries having, or that would reasonably be expected to have, a Material Adverse Effect on the Company;

                (f) no more than 5% of the Outstanding Common Stock shall be Dissenting Shares, with respect to which dissenters' rights have not terminated;

                (g) the Company and the Principal Stockholders (and others contemplated by Section 2.10(b)), as the case may be, shall have delivered all of the required Closing deliveries set forth in Section 2.10(b) above;

                (h) all of the Company Indebtedness shall have been paid in full, and all mortgages, security interests and other Encumbrances securing or otherwise arising under or relating to such Company Indebtedness shall have been released, discharged and terminated in full, in each case in form and substance satisfactory to Parent and its counsel acting reasonably, it being understood that the payment of such Company Indebtedness by application of the Cash Consideration payable at the Closing of the amount necessary to discharge such Company Indebtedness in full; and

                (i) all Unvested Company Stock Options shall have either vested according to their respective terms or been accelerated for vesting purposes and shall constitute a portion of the Outstanding Vested Options exchangeable for a portion of the Cash Consideration in accordance with Sections 2.6(a)(i)(2) and 2.6(a)(ii).

                                   ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

        7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company Stockholders:

                (a) by written consent of Parent, Acquisition Co., and the Company;

                (b) by either Parent and Acquisition Co. or the Company on written notice to the others if (i) any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable, or (ii) the Merger has not been consummated by January 31, 2001 (the "Final Date"); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date.

                (c) by the Company on written notice to Parent if (i) there shall have been a material breach of any representations or warranties on the part of Parent or Acquisition Co. set forth in this Agreement or if any representations or warranties of Parent or Acquisition Co. shall have become untrue in any material respect, provided that the Company has not breached any of its obligations hereunder in any material respect; (ii) there shall have been a breach by Parent or Acquisition Co. of any of their respective covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition Co. or the Company to consummate the Merger, and Parent or Acquisition Co., as the case may be, has not cured such breach within ten (10) Business Days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; or (iii) Parent or any of its subsidiaries shall have acquired on or before January 1, 2001 another company that is primarily engaged in the business of providing combinatorial chemistry products and services and terminated this Agreement other than pursuant to this Article VII; or

                (d) by Parent and Acquisition Co. or written notice to the Company if (i) there shall have been a material breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue in any material respect, provided that neither Parent nor Acquisition Co. has breached any of their respective obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company of any of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition Co. or the Company to consummate the Merger, and the Company has not cured such breach within ten
(10) Business Days after notice by Parent or Acquisition

Co. thereof, provided that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect.

        7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement or abandonment of the Merger pursuant to Section 7.1 above, this Agreement shall forthwith become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers or stockholders except that the provisions of this Section 7.2 and Sections 5.6, 5.7, 7.3, 7.4, 7.5 and Article IX shall continue in full force and effect.

        7.3 AMENDMENT. This Agreement may be amended by action taken by the Company, Parent and Acquisition Co. at any time before or after approval of the Merger by the Company Stockholders but after any such approval no amendment shall be made that requires the approval of such stockholders under applicable law without such approval. This Agreement (including the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of all of the parties hereto.

        7.4 BREAK-UP FEE. In the event Parent terminates this Agreement pursuant to Section 7.1(d) above other than because any representations or warranties, or covenants or agreements of the Company not reasonably within its control shall have become untrue or shall have been breached, as applicable, in any material respect, the Company shall pay Parent a break-up fee of $750,000. In the event the Company terminates this Agreement pursuant to Section 7.1(c) above other than because any representations or warranties, or covenants or agreements of Parent or Acquisition Co. not reasonably within their control shall have become untrue or shall have been breached, as applicable, in any material respect, Parent shall pay the Company a break-up fee of $750,000.

        7.5 EXTENSION; WAIVER. Each party hereto may, only by action taken in writing, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other parties with any of the agreements or conditions contained herein. No such extension or waiver by any party hereto on any one or more instances, shall be deemed to be or construed as an extension or waiver of the same or any other obligation, other act, inaccuracy or compliance on any future occasion. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                    ACTIONS BY THE PARTIES AFTER THE CLOSING

        8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder and thereafter the representations and warranties the parties herein shall continue to survive in full force and effect for a period of eighteen (18) months after the Closing Date; provided, however, (i) representations and warranties in Sections 3.1-3.4 with respect to each Company Stockholder shall survive the longer of three (3) years after the Closing Date and (if applicable) the death of such Company Stockholder; (ii) representations and warranties in Sections 4.1 and 4.2 shall survive indefinitely, and (iii) the representations and warranties in
Section 3.25 shall survive for a period of three (3) years after the Closing
Date.

        8.2 INDEMNIFICATION.

                (a)

                        (i) Out of the Indemnity Escrow Fund. Subject to Section 8.2(g) below, the Parent, the Surviving Corporation and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns (collectively the "Parent Group") shall be indemnified, defended and held harmless out and to the extent of the Indemnity Escrow Fund from and against any and all costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, but excluding punitive damages (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by the Company in or pursuant to this Agreement, or in the other documents delivered in connection with the transactions contemplated in this Agreement, (ii) any and all liabilities arising out of or in connection with the failure or refusal of any holder of Outstanding Vested Options or Unvested Company Stock Options to provide written consent to the transactions contemplated hereby, including, without limitation, the cancellation and termination (or deemed exercise and purchase of the underlying common stock) of such holder's Outstanding Vested Options or Unvested Company Stock Options, as the case may be, in accordance with the terms hereof ("Option Liabilities") and (iii) the HTG Liabilities; provided, however, from and after the date which is eighteen (18) months after the Closing Date, HTG shall be solely responsible for any Damages suffered or incurred by Parent or any other member of the Parent Group arising out of or in connection with any HTG Liabilities.

                        (ii) By the Principal Stockholders. Subject to Section 8.2(g) below, the Principal Stockholders shall indemnify, defend and hold harmless the Parent Group from and against the Principal Stockholders proportionate share of: (A) any Tax Losses in excess of the Indemnity Escrow Fund (such obligation to survive the Closing Date for a period of three years thereafter); (B) any Damages suffered or incurred by any member of the Parent Group arising out of or in connection with any Option Liabilities or any breaches or inaccuracies in the representations and warranties made by the Company in Sections 3.1-3.4 hereof in excess of the Indemnity Escrow Fund (such obligation to survive with respect to each Principal Stockholder the longer of three (3) years after the Closing Date and (if applicable) the death of such Principal Stockholder); and (C) any and all other Damages indemnifiable under
Section 8.2(a)(i) suffered or incurred by any member of the Parent Group in excess of the Indemnity Escrow Fund (such obligations to survive the Closing Date for a period of eighteen (18) months thereafter). Notwithstanding the foregoing, the Principal Stockholders shall in no event be obligated to pay their proportionate share of Tax Losses or Damages in excess of the aggregate amount of $1,000,000 after complete liquidation of the Indemnity Escrow Fund (the "Principals Indemnity Fund"); provided that for every $1.00 of Tax Losses or Damages, as the case may be, each Principal Stockholder shall only be severally, and not jointly, liable for its or his proportionate share based on the number of shares (including shares underlying Company Convertible Securities) of Participating Securities held by it or him on the date hereof relative to the aggregate number of shares (including shares underlying Convertible Company Securities) held by all the Participating Securities holders on the date hereof. Notwithstanding anything to the contrary contained in clause
(C) of this Section 8.2(a)(ii), with respect to Damages arising out of or in connection with the HTG Liabilities, the only Principal Stockholder that shall be liable therefor is the Seligmann Trust (and not any of the other Principal Stockholders) and the Seligmann Trust's obligations shall be to pay its proportionate share of any such liability based on the number of shares (including shares underlying Company Convertible Securities) of Participating Securities held by it on the date hereof relative to the aggregate number of shares (including shares underlying Company Convertible Securities) held by all Principal Stockholders on the date hereof.

                (b) By Parent. Subject to Section 8.2(g) below, Parent and Acquisition Co. shall, jointly and severally, indemnify, defend and hold harmless the Participating Securities holders and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by Parent or Acquisition Co. in or pursuant to this Agreement, or in any other documents delivered in connection with the transactions contemplated in this Agreement.

                (c) By HTG. HTG shall indemnify, defend and hold harmless any member of the Parent Group and any Company Stockholder and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from the HTG Liabilities. Notwithstanding the foregoing reference to the Company Stockholders, nothing contained in this
Section 8.2(c) shall be deemed or construed to limit or restrict in any way any member of the Parent Group's rights to indemnification hereunder with respect to HTG Liabilities.

                (d) Third Party Claims; Defense of Claims. If any Action or Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party (or if the indemnification is out of the Indemnity Escrow Fund, the Securityholder Representative) as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that a delay or failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party (or the Securityholder Representative, as applicable) demonstrates actual damage caused by such failure. Any such notice shall state (with reasonable specificity) the basis on which indemnification is being asserted, the amount of Damages for which indemnification is being asserted and copies of all relevant pleadings, demands and other papers being served on the indemnified party. After such notice, the indemnifying party (or the Securityholder Representative, as applicable) may, if it so elects, take control of the defense and investigation of such Action or Proceeding and employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's (or the Indemnity Escrow Fund's, as applicable) sole cost, risk and expense, and compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party (or the Securityholder Representative, as applicable), such consent not to be unreasonably withheld. If the indemnifying party (or the Securityholder Representative, as applicable) fails to assume the defense of such Action or Proceeding within fifteen (15) days after receipt of notice thereof pursuant to this Section 8.2, the indemnified party against which such Action or Proceeding has been filed or initiated (or the Securityholder Representative, as applicable) will (upon delivering notice to such effect to the indemnifying party or the Securityholder Representative, as applicable) have the right to undertake, at the indemnifying party's (or the Indemnity Escrow Fund's, as applicable) own cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party (or the Indemnity Escrow Fund, as applicable); provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the indemnifying party (or the Securityholder Representative, as applicable), which consent shall not be unreasonably withheld. In the event the indemnified party (or the Securityholder Representative, as applicable) assumes defense of the Action or Proceeding, the indemnified party (or Securityholder Representative, as applicable) will keep the indemnifying party (or the Securityholder Representative, as applicable) reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party (or the Securityholder Representative, as applicable) on any such defense, compromise or settlement. The indemnifying party (or the Indemnity Escrow Fund, as applicable) shall be liable for any settlement of any action subject to indemnification and effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party (or the indemnified party shall be indemnified and held harmless out and to the extent of the Indemnity Escrow Fund, as applicable) from and against any Damages by reason of such settlement or judgment.

        Regardless of whether the indemnifying party (or the Securityholder Representative, as applicable) or the indemnified party (or the Securityholder Representative, as applicable) takes up the defense, the indemnifying party will pay (or out and to the extent of the Indemnity Escrow Fund shall be paid, as applicable) reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding subject to indemnification under this Section 8.2.

        The indemnified party (or the Securityholder Representative, as applicable) shall cooperate in all reasonable respects with the indemnifying party (or the Securityholder Representative, as applicable) and its attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party (or the Securityholder Representative, as applicable) may, at its own cost (or the cost of the Indemnity Escrow Fund, as applicable) participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom..

                (e) Indemnity Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought (or the Securityholder Representative, as applicable) pursuant to the terms and conditions set forth in the Escrow Agreement.

                (f) Tax Indemnification. Notwithstanding anything in this Agreement to the contrary, all members of the Parent Group shall be indemnified, reimbursed, defended and held harmless out and to the extent of the Indemnity Escrow Fund and Principals Indemnity Fund for, from and against all Damages arising in respect of any "Pre-Closing Period" (as defined below) asserted against or incurred by members of the Parent Group resulting from a breach or inaccuracy of the representations or warranties set forth in Section 3.25 herein, including without limitation the Company Disclosure Schedule referred to therein and relating to such Section ("Tax Losses"). For purposes of this Agreement, the computation of Tax Losses shall be made only after giving full effect to the utilization (or the utilization that could have been made but for actions taken or caused to be taken by Purchaser or Acquisition Co.) of net operating losses of the Company or HTG attributable to any Pre-Closing Period. Notwithstanding the foregoing or any other provision of this Agreement, no indemnification shall be made for the loss or reduction of any net operating loss of the Company or HTG.

                        (i) "Pre-Closing Period" means any taxable period ending on or before the Closing Date, and the portion of any taxable period beginning on or before but ending after the Closing Date which portion begins on the first day of such a taxable period and ends on the Closing Date.

                        (ii) Notwithstanding anything in this Agreement to the contrary, Parent shall have the obligation to prepare and file any and all Tax Returns for any Pre-Closing Period not required to have been filed by the Closing Date and the right, for any Pre-Closing Period, to control any audit or determination by any taxing authority, initiate any claim for refund or amended return, contest, defend against, resolve, and settle any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes or otherwise resolve any issue pertaining to any Tax Losses (collectively, including the preparation and filing of any Tax Return for any Pre-Closing Period, a "Tax Proceeding"); provided, however, that the Securityholder Representative shall have the right to fully participate in any Tax Proceeding (including with counsel of its choice), at its own expense, and Parent shall cooperate with the Securityholder Representative in connection with such participation (including by properly informing the Securityholder Representative of the fact of any Tax Proceeding) and shall, in good faith, consider any reasonable suggestions of the Securityholder Representative as regards any Tax Proceeding; provided, that if and to the extent that Parent elects to not follow such reasonable suggestions, any resulting incremental Tax Losses shall not be subject to indemnification hereunder. Parent will not complete or settle any Tax Proceeding without the Securityholder Representative's prior written consent, which consent shall not be unreasonably withheld or delayed. The Securityholder Representative shall have the right to receive in a timely manner copies of all non-privileged correspondence, records and relevant documentation and to be timely informed of and to attend all meetings with third parties relating to any Tax Proceeding or claimed Tax Losses.

                (g) Limitations on Indemnification.

                        (i) Neither Parent nor any other member of the Parent Group shall have a right to indemnification out of the Indemnity Escrow Fund or by the Principal Stockholders, and Parent shall have no liability to the Participating Securities holders, for amounts payable pursuant to the applicable indemnification provisions in this Section 8.2 until (i) the Damages incurred by the indemnified party in any one claim exceed $10,000 and (ii) the total of all such Damages incurred by the indemnified party exceed One Hundred Thousand Dollars ($100,000) in the aggregate (the "Threshold Amount"), in which case the indemnified party shall be entitled to indemnification from the indemnifying party or out of the Indemnity Escrow Fund and the Principals Indemnity Fund, as applicable, for all Damages due hereunder including the Threshold Amount. The limitations set forth in this Section 8.2(g)(i) shall not apply to Damages arising out of or in connection with the HTG Liabilities.

                        (ii) The limitations in Section 8.2(g)(i) on the Parent's indemnification obligations shall not apply to any fraud or intentional breach by Parent or Acquisition Co. of any representation, warranty, covenant or agreement or obligation of such party. The limitations in Section 8.2(g)(i) and the time and $1,000,000 limitations contained in Section 8.2(a)(ii) on the indemnification obligations set forth in Section 8.2(a) hereof, shall not apply to any Damages arising out of or in connection with any fraud or intentional breach by any Participating Securities holder or the Company, as the case may be, of any representation, warranty, covenant or agreement or obligation of such party. The limitations in Section 8.2(g)(i) on the indemnification obligations set forth in Section 8.2(a) hereof, shall not apply to any Damages arising out of or in connection with any breach or inaccuracy of any representation or warranty of the Company in Section 3.15 above. Except for any Participating Securities holder's indemnification obligations with respect to fraud or intentional breach by any Participating Securities holder or the Company, as the case may be, of any representation, warranty, covenant or agreement or obligation of such party, no Participating Securities holder shall be liable with respect to Damages indemnifiable hereunder in excess of such Participating Securities holder's portion of the Cash Consideration.

                        (iii) There are no limitations on HTG's indemnification obligation under this Agreement for any Damages incurred by any member of the Parent Group arising out of or in connection with the HTG Liabilities.

        8.3 INDEMNITY ESCROW ACCOUNT. The Indemnity Escrow Fund shall be maintained in the escrow account established pursuant to the Escrow Agreement until the date which is eighteen (18) months following the Closing Date (the "Escrow Period") for the purpose of satisfying claims by Parent and the Parent Group for indemnification under this Article VIII. Upon expiration of the Escrow Period, and subject to the terms of this Section 8.3 and the Escrow Agreement, the Escrow Agent shall deliver or cause to be delivered to the Participating Securities holders the balance, if any, remaining in the escrow account, according to their respective interests therein. If, upon expiration of the Escrow Period, Parent or any member of the Parent Group shall have asserted a claim for indemnity in accordance with this Article VIII and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in escrow an amount of cash equal to the value of the asserted claim until such matter is resolved. In the event that Parent or any member of the Parent Group is entitled to indemnification under this Article VIII, Parent or any member of the Parent Group's first recourse for indemnification shall be the Indemnity Escrow Fund pursuant to the terms of this

Agreement and the Escrow Agreement. After the Indemnity Escrow Fund is exhausted or the Indemnity Escrow Agreement is terminated, Parent or any member of the Parent Group shall be entitled to seek indemnification under this Article VIII directly from the Principal Stockholders (or any of them), subject to the limitations set forth in this Article VIII.

        8.4 FURTHER ASSURANCES. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Article VIII).

                                   ARTICLE IX

                                  MISCELLANEOUS

        9.1 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

               If to Securityholder Representative, to:

                      Bruce Seligmann
                      6290 North Nirvana Place
                      Tucson, AZ 85750

               with copies to:

                      Torys
                      237 Park Avenue
                      New York, New York 10017
                      Facsimile No.:  (212) 682-0200
                      Attention:  Richard G. Willoughby, Esq.

               If to Parent or Surviving Corporation:

                      Discovery Partners International, Inc.
                      9640 Town Centre Drive
                      San Diego, CA  92121
                      Facsimile No:  (858) 455-8088
                      Attention:  Chief Executive Officer
               with copies to:

                      Brobeck, Phleger & Harrison LLP
                      12390 El Camino Real
                      San Diego, CA  92130
                      Facsimile No.:  (858) 720-2555
                      Attention:  Hayden J. Trubitt, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.1, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 9.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

        9.2 ENTIRE AGREEMENT. This Agreement (and all exhibits and schedules attached hereto, all other documents delivered in connection herewith) supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect thereto.

        9.3 NO THIRD PARTY BENEFICIARY. Other than with respect to Sections 2.7,
2.8 and 8.3, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII.

        9.4 NO ASSIGNMENT; BINDING EFFECT. Except in connection with the sale of all or substantially all of the assets or capital stock of Parent or the Surviving Corporation or a merger or consolidation in which the Parent or Surviving Corporation, as the case may be, is not the survivor thereof, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party's rights to indemnification under Article 8 may be freely assigned. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        9.5 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        9.6 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or public policy, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein, acting reasonably.

        9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

        9.8 CONSENT TO JURISDICTION AND FORUM SELECTION. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in either the County of San Diego, State of California or the County of Pima, State of Arizona. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than either of those specified in this
Section 9.8. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of San Diego, State of California and the County of Pima, State of Arizona, shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.8 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 9.1 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

        9.9 CONSTRUCTION. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party, except as otherwise provided in this Agreement. This Agreement shall at all times be construed so as to carry out the purposes stated herein. Time shall be of the essence.

        9.10 COMPANY DISCLOSURE SCHEDULE. The fact that any disclosure on any Section of the Company Disclosure Schedule is not required to be disclosed in order to render the applicable representation or warranty true and correct, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty. Disclosure of a particular matter on any Section of the Company Disclosure Schedule shall not in any circumstance be construed to mean that such matter should be considered material. In addition, references to specific dollar amounts in Article III are for convenience of disclosure only and do not establish or imply a standard of materiality, a standard for what is or is not in the Ordinary Course of Business, or any other standard for disclosure set forth in this Agreement. No implication shall be drawn that any condition, set of facts or other disclosure set forth in the Company Disclosure
Schedule is
necessarily material or is otherwise required to be disclosed or that the inclusion of such disclosure establishes or implies a standard of materiality, a standard for what is or is not in the Ordinary Course of Business, or any other standard for disclosure set forth in this Agreement.

        9.11 PROTOTYPES. Each of the parties hereto acknowledges and agrees that the directed sort prototypes and technology (e.g., sorting algorithm and related reaction apparatuses and methods) and all related intellectual property owned by the Company as of the date hereof (the "Prototypes") shall be an asset transferred by the Company to HTG in connection with the spin-off of the HTG Business. Notwithstanding the ownership of the Prototype by HTG upon consummation of such spin-off, from and after the Effective Time, the Surviving Corporation shall have reasonable and necessary access to and use of the Prototypes so long as the Sublease and Shared Services Agreement shall remain in effect, provided that the Surviving Corporation shall maintain such Prototypes as confidential information of HTG. Notwithstanding the earlier termination or expiration of the Sublease and Shared Services Agreement, for a period of two
(2) years following the Closing Date, the Surviving Corporation shall have the right (at its sole discretion) and any and all necessary licenses (any and all of which shall be considered fully paid-up and royalty-free licenses) to build one (1) replica of the Prototypes including any and all modifications and enhancements made thereto by HTG during such time period (the "Replica") which Replica shall be owned by the Surviving Corporation. Without limitation, the Surviving Corporation shall have the right and any and all necessary licenses (any and all of which shall be considered fully paid-up and royalty-free licenses) to utilize either the Prototypes (so long as the Sublease and Shared Services Agreement remains in effect) or the Replica to synthesize libraries based on chemical protocols in the possession of the Company at the time of Closing that have been developed for or in relation to grafted surfaces (or protocols developed from time to time and based substantially upon protocols in the possession of the Company at the time of Closing). For greater certainty, the Company shall retain all chemistry protocols for its own exclusive use whether or not relating in any way to the Prototypes. For greater certainty, the protocols in the possession of the Company at the time of Closing developed for or in relation to grafted surfaces include the following scaffolds:
Quinazolones, Hydantions, Imidazopyridines, Benzimidazoles, Purines, Dioxopiperazines, Aminothiazoles, 4-hydroxy-quinozalines, 2-aminoquinazolinones, guanidines, triazines, benzodiazepines (unfinished testing scheme), alkyl aminomethyl benzimides, Tertiary amines, and Tracerless 2-aryl amino benzimidazides. Notwithstanding anything to the contrary, HTG will have the right to use the information derived from the synthetic protocols that were validated on grafted surfaces prior to Closing based on literature references for purposes of disclosing the scaffold as a generic structure (but not identifying specific compounds), the generic nature of each building block (e.g., aldehyde, primary amine, etc.) and the analytical data confirming the purity and yield and use such disclosure for any purpose; provided, however, HTG will not have any title to the protocols which shall at all times be owned by the Company.

        9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

                                      DISCOVERY PARTNERS INTERNATIONAL, INC,
                                      a Delaware corporation

                                      By: /s/ Riccardo Pigliucci
                                         ---------------------------------------
                                      Name:  Riccardo Pigliucci
                                           -------------------------------------
                                      Title: C.E.O.
                                            ------------------------------------

                                      SI ACQUISITION CORPORATION,
                                      a Delaware Corporation

                                      By: /s/ Riccardo Pigliucci
                                         ---------------------------------------
                                      Name:  Riccardo Pigliucci
                                           -------------------------------------
                                      Title: C.E.O.
                                            ------------------------------------


                                      SYSTEMS INTEGRATION DRUG DISCOVERY
                                      COMPANY, INC., an Arizona corporation

                                      By: /s/ Bruce Seligmann
                                         ---------------------------------------
                                          Bruce Seligmann, President

                                      By: /s/ Richard Neale
                                         ---------------------------------------
                                          Richard Neale, Vice President Business

                                      SELIGMANN-JUNGHANS FAMILY TRUST
                                      U/A/D July 9, 1999

                                      By: /s/ Bruce Seligmann
                                         ---------------------------------------
                                          Bruce Seligmann, Trustee

                                      By: /s/ Karen Junghans
                                         ---------------------------------------
                                          Karen Junghans, Trustee


                               [SIGNATURE PAGE TO
                      AGREEMENT AND PLAN OF REORGANIZATION]

                                     /s/ Colin Dalton
                                     -------------------------------------------
                                     Colin Dalton


                                     /s/ Melvin Reisinger, Jr.
                                     -------------------------------------------
                                     Melvin Reisinger, Jr.


                                     Solely with respect to Article VIII hereof:

                                     HIGH THROUGHPUT GENOMICS, INC.


                                     By: /s/ Bruce Seligmann
                                         ---------------------------------------
                                         Bruce Seligmann, President


                               [SIGNATURE PAGE TO
                      AGREEMENT AND PLAN OF REORGANIZATION]